UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 20, 2015

FORCEFIELD ENERGY INC.
(Exact name of registrant as specified in its charter)

Nevada	001-36133	20-8584329
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

245 Park Avenue, Suite 212 New York, New York	10167
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code:  (212) 672-1786

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(c)  Departure of Directors or Certain Officers; Appointment of Director and Certain Officers

On April 19, 2015, Richard St-Julien, the Registrant’s founder and majority shareholder, voluntarily resigned as the Company’s Executive Chairman of the Board, and from all other positions he held with the Registrant.  On the same date, the Company’s Independent Board of Directors (“BOD”) appointed David Natan, the Registrant’s Chief Executive Officer (“CEO”) to the dual role of Chairman and CEO, as well as Corporate Secretary.  Additionally the BOD promoted the Registrant’s Chief Financial Officer (“CFO”), Jason Williams to the dual role of CFO and Executive Vice President as well as Assistant Secretary.

Such voluntary resignation by Mr. St-Julien resulted from his April 17, 2015 arrest.  While the Registrant does not currently know the basis of Mr. St-Julien’s arrest, neither Registrant nor any of its other officers or directors believe that any of such persons have conducted any illegal activity.

The Registrant going forward intends to conduct its business operations in accordance with its normal and historic procedures.

Item 8.01 Other Events.

On April 17, 2015 a lawsuit (the “Complaint”) against the Registrant and its officers, Messrs. St-Julien (who as indicated above, resigned as Chairman and from all other positions he held with the Registrant), Natan and Williams (Mr. Natan and Mr. Williams are collectively referred to as the “Individual Defendants”), and certain other third parties, was filed in the United States District Court, Southern District of New York.

Although the Registrant has yet to be served with a copy of the Complaint, the Complaint filed by one individual that had purchased 650 shares, appears to seek class status on behalf of all persons who purchased the Registrant’s securities between September 16, 2013 and April 15, 2015 (the “Period”) and alleges violations by the Registrant and the other persons named therein of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934, as amended, and Rule 10b-5 promulgated thereunder. The Complaint seeks an unspecified amount of damages.

Although the ultimate outcome of this matter cannot be determined with certainty, the Registrant believes that the allegations stated in the Complaint are without merit against the Registrant and the Individual Defendants, and the Individual Defendants and the Registrant intend to defend themselves vigorously against all allegations set forth in the Complaint.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FORCEFIELD ENERGY INC.

April 20, 2015	By:	/s/ David Natan
David Natan
Chief Executive Officer